EXHIBIT 23.1

                               STAN J.H. LEE, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

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To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of April 13, 2010, on the audited financial statements of World Mortgage Exchange Group, Inc. as of December 31, 2009 and for fiscal year then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
April 13, 2010


          Registered with the Public Company Accounting Oversight Board Member of New Jersey Society of Certified Public Accountants